CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our name, for the Pacer Funds Trust, which includes the Pacer Metaurus Nasdaq 100 Dividend Multiplier 600 ETF, Pacer MSCI World Industry Advantage ETF, Pacer Nasdaq 100 Top 50 Cash Cows Growth Leaders ETF and Pacer Nasdaq International Patent Leaders ETF and to all references to our firm included in or made a part of this Post-Effective Amendment No. 117 under the Securities Act of 1933 and Post-Effective Amendment No. 119 the Investment Company Act of 1940 to Pacer Funds Trust Registration Statement on Form N-1A (File Nos. 333-201530 and 811-23024), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania
August 13, 2024